CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               AMPEX CORPORATION


     It is hereby certified that:

     FIRST:    (a)  The present name of the Corporation (hereinafter called the
"Corporation") is Ampex Corporation.

               (b) The name under which the Corporation was originally incorporated was Ampex Delaware Incorporated, and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 22, 1992.

     SECOND:   Section 4.1 of ARTICLE FOURTH of the Restated Certificate of
Incorporation, as amended, of the Corporation is hereby amended in its entirety to read as follows:

               4.1 Capital Stock. the total number of shares of capital stock which the Corporation shall have the authority to issue is 226,000,000, consisting of three classes of capital stock: 175,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"); 50,000,000 shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock"); and 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

     THIRD:    The amendment set forth above has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its undersigned officer this 21st day of June, 1999.



                                   /s/ Craig L. McKibben
                                   ---------------------
                                   Name:   Craig L. McKibben
                                   Title:  Vice President